EXECUTION VERSION SHARE PURCHASE AGREEMENT SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of June 29, 2022 by and among Millicom LIH, S.A., a Luxembourg company (“Millicom” or “Buyer”), Medios de Comunicación Ltd., a British Virgin Islands company (“Medcom BVI”), Telecarrier International Ltd., a British Virgin Islands company (“Telecarrier” and together with Medcom BVI, the “Initial Shareholders”), IGP Trading Corp., a sociedad anónima duly organized and existing under the laws of the Republic of Panama (“IGP”), Tenedora Activa, S.A., a sociedad anónima duly organized and existing under the laws of the Republic of Panama (“TA”), Nicolás González Revilla P. (the “Management Shareholder”, and together with Medcom BVI, Telecarrier, IGP, TA, the “Continuing Shareholders” or “Sellers”). W I T N E S S E T H : WHEREAS, the Sellers, Millicom, Millicom International Cellular S.A. (solely for the purposes of Section 7.14 of the Shareholders’ Agreement) (“Guarantor”) and Telecomunicaciones Digitales, S.A., a Panamanian sociedad anónima (f/k/a Cable Onda S.A.) (the “Company”) are party to that certain Amended and Restated Shareholders’ Agreement dated as of August 27, 2019 (as amended and amended and restated from time to time, the “Shareholders’ Agreement”) (capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Shareholders’ Agreement); WHEREAS, pursuant to Section 4.03(a) of the Shareholders’ Agreement, at any time during a (i) Transaction Price Liquidity Period or (ii) Post Liquidity Trigger Period, in each case, the Initial Shareholders (acting collectively by joint written notice) have the option, upon delivery of a Liquidity Notice, to initiate the process set forth in Section 4.03 of the Shareholders’ Agreement to require Millicom to purchase all (but not less than all) of the Equity Securities then held by all (but not less than all) of the Continuing Shareholders (or their Permitted Transferees) at the Transaction Price Plus 5% Interest (the “Transaction Price Liquidity Option”); WHEREAS, on June 14, 2022, the Initial Shareholders delivered a Liquidity Notice to Millicom exercising the Transaction Price Liquidity Option; WHEREAS, in accordance with Section 4.03(c) of the Shareholders’ Agreement, the parties desire to enter into this Agreement to effect the consummation of the Transaction Price Liquidity Option; and

2 WHEREAS, in furtherance of the foregoing each Seller desires to sell 100% of the shares of Common Stock of the Company (“Shares”) held by such Seller (as set forth on the Allocation Schedule set forth as Exhibit A to this Agreement) to Buyer, and Buyer desires to purchase all such Shares (collectively, the “Purchased Shares”) for cash from the Sellers, upon the terms and subject to the conditions hereinafter set forth. NOW, THEREFORE, the parties hereto agree as follows: ARTICLE 1 DEFINITIONS Section 1.01. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. The Exhibits attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Exhibits attached hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement are to that agreement as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all applicable Law. References to “dollars” or “$” shall be deemed to be references to United States dollars, unless expressly stated otherwise.

3 ARTICLE 2 PURCHASE AND SALE Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell to Buyer, and Buyer agrees to purchase from the Sellers, the Purchased Shares at the Closing, free and clear of any and all Encumbrances or other limitations or restrictions (other than the limitations and restrictions on the Shares contained in the Shareholders’ Agreement). The parties acknowledge and agree that the purchase price for the Purchased Shares is US$289,842,300.19 (the “Applicable Purchase Price”), and each Seller’s pro rata portion thereof is set forth next to such Seller’s name in the column entitled “Applicable Purchase Price” on the allocation schedule included as Exhibit A of this Agreement. At the Closing, Buyer shall pay to each Seller its Applicable Purchase Price in cash on the terms provided in Section 2.02 of this Agreement. Section 2.02. Closing. (a) The consummation of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place remotely by electronic exchange of executed documents on the date hereof at 10.00 am New York time. (b) At the Closing, Buyer shall deliver, or caused to be delivered, to each Seller, in exchange for the Shares of such Seller, the Applicable Purchase Price owed to such Seller as set forth on the Allocation Schedule, less 1) an amount equal to five percent (5%) (the “Capital Gains Tax”) of such Applicable Purchase Price (which amount represents an advance payment of the capital gains tax payable under Panamanian Law and which shall be withheld by Buyer and paid by Buyer, on behalf of the Sellers, pursuant to Section 2.09), and less 2) the corresponding percentage of the stamp Tax attributable to each Seller, as set forth on the Allocation Schedule, in immediately available funds by (i) wire transfer, on the day hereof (or promptly thereafter), to the account designated by such Seller on Exhibit B or (ii) check to an address designated by such Seller. (c) At the Closing, each Seller shall deliver, or caused to be delivered, to Buyer stock certificates evidencing such Seller’s Shares, free and clear of all Encumbrances, accompanied by instruments of transfer, as well as the Company’s share registry book. (d) At the Closing, Sellers shall deliver, or caused to be delivered to Buyer, the written resignation from Mr. Nicolas Gonzalez Revilla Paredes (Director) and Mr. Miguel Heras Castro (Deputy Director) from the Board of Directors of the Company.

4 Section 2.03. Representations and Warranties of the Sellers. Each Seller, severally as to itself only and not jointly or jointly and severally, represents and warrants to Buyer as of the date hereof that: (a) Each Seller (other than the Management Shareholder) is a company or corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each Seller has all requisite corporate power and authority to enter into this Agreement, carry out its obligations hereunder and to consummate the transactions contemplated hereby (including all power and authority to sell, assign, transfer and convey the Shares as provided by this Agreement). (b) The execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby, have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of such Seller. (c) This Agreement has been duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”). (d) Neither the execution, delivery or performance by such Seller of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) result in a material violation or material breach of, or material default under, or the acceleration of any rights under or the creation in any party of the right to accelerate, any provision of the organizational documents of such Seller (other than with respect to the Management Shareholder); (ii) result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or order applicable to such Seller or the Company (or any of its Subsidiaries); or (iii) (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel or (D) require the consent of any other Person under, any material contract binding on such Seller; except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of such Seller to consummate the transactions contemplated by this Agreement. (e) Each Seller is the legal and beneficial owner of all of the Shares set forth opposite its name on Exhibit A hereto, free and clear of all Encumbrances.

5 Except for the Shares set forth opposite its name on Exhibit A hereto, such Seller does not own any Equity Securities of the Company or any of its Subsidiaries. Section 2.04. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the date hereof that: (a) Buyer is a company or corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Buyer has all requisite corporate power and authority to enter into this Agreement, carry out its obligations hereunder and to consummate the transactions contemplated hereby. (b) The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby, have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer. (c) This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. (d) Neither the execution, delivery or performance by Buyer of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) result in a material violation or material breach of, or material default under, or the acceleration of any rights under or the creation in any party of the right to accelerate, any provision of the organizational documents of Buyer; (ii) result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or order applicable to Buyer or the Company (or any of its Subsidiaries); or (iii) (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel or (D) require the consent of any other Person under, any material contract binding on Buyer; except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement. Section 2.05 Survival; Indemnification. (a) All representations, warranties, covenants and agreements contained herein and all rights to indemnification shall survive indefinitely or until the latest date permitted by Law; provided that the representations included in Section 2.03(d)(ii) and 2.03(d)(iii), shall survive the Closing and the consummation of the

6 transactions contemplated hereby and shall expire on the date that is eighteen (18) months after the Closing. (b) Subject to the other terms and conditions of this Section 2.05, from and after the Closing, each Seller, jointly and not severally, shall indemnify, defend and hold harmless Buyer and each of Buyer’s Affiliates, and their respective representatives, members, partners, shareholders, managers and directors (collectively, the “Buyer Indemnified Parties”) from and against, and shall pay and reimburse any Buyer Indemnified Party for, any and all Losses of any Buyer Indemnified Party to the extent arising out of: (i) any inaccuracy in or breach of any representation or warranty of such Seller contained in Section 2.03 of this Agreement (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard); and (ii) any breach of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement. (c) Subject to the other terms and conditions of this Section 2.05, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Sellers and each of the Sellers’ Affiliates, and their respective representatives, members, partners, shareholders, managers and directors(collectively, the “Sellers Indemnified Parties”) against, and shall pay and reimburse any Sellers Indemnified Party for, any and all Losses of any Sellers Indemnified Party to the extent arising out of: (i) any inaccuracy in or breach of any representation or warranty of Buyer contained in Section 2.04 of this Agreement; and (ii) any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement. (d) In no event shall any party’s aggregate liability arising out of or related to this Agreement, whether arising out of or related to breach of contract, tort or otherwise, exceed the total of the amounts paid to (or by) such party pursuant to this Agreement. (e) For the purposes of this Section 2.05, “Losses” shall have the meaning set forth in that certain Stock Purchase Agreement by and among certain of the parties hereof effective as of October 7, 2018 (as amended, the “Original SPA”) mutatis mutandis. (f) For the purposes of calculating the amount of Losses related to any breach of representation or warranty for purposes of this Section 2.05, any

7 qualification as to materiality or any other similar qualification or standard contained in Section 2.03 and Section 2.04 of this Agreement shall be disregarded. Section 2.06 Several Liability. Notwithstanding anything to the contrary herein, all obligations of Sellers hereunder shall be several and not joint obligations of the respective Seller. For the avoidance of doubt, no Seller shall be liable for Losses incurred by the other parties or their respective affiliates and their respective successors and assignees arising from any misrepresentation or breach of warranty made by any other Seller or any breach of covenant or other agreement made or to be performed by any other Seller. Section 2.07 Mutual Release. As of the Closing (but only if the Closing actually occurs), (a) each of Buyer and its Subsidiaries (including the Company and its Subsidiaries) (each, a “Releasing Buyer Person”), hereby releases and forever discharges the Sellers and each of their Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Sellers Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Sellers Person, that any Releasing Buyer Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing in respect of matters relating to Company and its Subsidiaries, and (b) each of Sellers and its Subsidiaries (each, a “Releasing Sellers Person”), hereby releases and forever discharges Buyer and each of its Affiliates (including, as of immediately following the Closing, the Acquired Companies), successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Buyer Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Buyer Person, that any Releasing Sellers Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing in respect of matters relating to the Company and its Subsidiaries; provided, however, that the parties acknowledge and agree that this Section 2.07 does not apply to and shall not constitute a release of any rights or obligations (i) to the extent arising under this Agreement, the Original SPA (and any other Transaction Agreements (as defined in the Original SPA) or any certificate or other instrument delivered by or on behalf of any party hereto pursuant to any of the foregoing or (ii) under the Shareholders’ Agreement to the extent such rights or

8 obligations expressly survive the termination thereof pursuant to Section 7.06 of the Shareholders’ Agreement. Section 2.08 Expenses. Except as otherwise provided herein, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. Each of Buyer and Sellers shall be responsible for and pay fifty percent (50%) of any applicable stamp Taxes payable in connection with this Agreement. Section 2.09 Capital Gains Tax; Stamp Tax. Within ten (10) Business Days following the Closing, Buyer shall pay the Capital Gains Tax as well as the stamp Tax, with respect to the Applicable Purchase Price payable to each Seller, withheld by Buyer pursuant to Section 2.02(b), to the applicable Panamanian Governmental Body (Dirección General de Ingresos – Ministerio de Economía y Finanzas). Buyer shall deliver to Sellers the original receipt of payment of such Capital Gains Tax within two (2) Business Days of such payment. Section 2.10. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Section 2.11. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Section 2.12 Governing Law; Submission to Arbitration. (a) This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the parties hereto (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of New York. (b) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including, without limitation, its validity or termination, or the performance or breach thereof, shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber

9 of Commerce (“ICC”) in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties. The arbitration shall be conducted by three arbitrators appointed in accordance with the ICC Rules, except that the presiding arbitrator shall be agreed to by the two party-appointed arbitrators, in consultation with the respective parties. The place of arbitration shall be New York, New York. The proceedings shall be conducted in the English language. The Expedited Procedure Provisions of the ICC Rules shall not apply. The award rendered by the arbitrators shall be final and binding on the parties. Judgment on the award may be entered and the award may be enforced in any court of competent jurisdiction. Notwithstanding anything to the contrary herein, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9 United States Code, to the exclusion of any state or municipal law of arbitration. (c) If two or more arbitrations are commenced hereunder, any party named as claimant or respondent in any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a “Consolidation Order”). In deciding whether to make such a Consolidation Order, that arbitral tribunal shall consider (i) whether the several arbitrations raise common issues of law or fact and whether to consolidate the several arbitrations would serve the interests of justice and efficiency and (ii) whether any Party would be materially prejudiced as a result of such consolidation through undue delay or otherwise. If before a Consolidation Order is made by an arbitral tribunal with respect to another arbitration, arbitrators have already been appointed in that other arbitration, their appointment terminates upon the making of such Consolidation Order and they are deemed to be functus officio. In the event of two or more conflicting Consolidation Orders, the Consolidation Order that was made first in time shall prevail. (d) Except as may be required by applicable Law or court order, neither Party may disclose the existence, content or results of the arbitration without the prior written consent of the other Parties, except that nothing herein shall prevent any party from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The Parties further agree to use their reasonable best efforts to cause the arbitrators to maintain confidentiality of the arbitration. Section 2.13. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as to the applicable parties when such party hereto shall have received a counterpart hereof signed by the applicable other party hereto. Except as expressly set forth in Section 2.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities

10 hereunder upon any Person other than the parties hereto and their respective successors and assigns. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. Section 2.14. Notices. Section 7.08 of the Shareholders’ Agreement is hereby incorporated by reference, mutatis mutandis; provided that the notice details for the Company shall be amended as follows: Avenida de la Rotonda Complejo Business Park Torre Este, Piso 3, Panama, Panama Attn: Marcelo Benitez marcelo.benitez@tigo.com.pa. Section 2.15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Section 2.16. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. [Signature Page Follows]

EXHIBIT A

Allocation Schedule

Seller	Shares Held	Applicable Purchase Price	Applicable Capital Gains Tax	Applicable stamp Tax	Applicable Purchase Price minus corresponding Capital Gains Tax and stamp Tax
Telecarrier International Limited	12,696	$75,606,374.29	$3,780,318.71	$ 37,803.20	$ 71,788,252.38
Tenedora Activa, S.A.	7,053	$42,001,556.23	$2,100,077.81	$ 21,000.79	$ 39,880,477.63
IGP Trading Corp.	3,862	$ 22,998,725.39	$1,149,936.27	$ 11,499.37	$ 21,837,289.75
Medios de Comunicación LTD.	24,574	$146,341,449.42	$7,317,072.47	$ 73,170.74	$ 138,951,206.21
Nicolás González Revilla P.	486	$2,894,194.86	$144,709.74	$ 1,447.10	$ 2,748,038.01
	TOTAL: 48,671	TOTAL: $289,842,300.19	TOTAL: $14,492,115.01	TOTAL: $144,921.20	TOTAL: $275,205,263.98

A-1

A-2 EXHIBIT B Wire transfer information from Sellers Tenedora Activa, S.A. Intermediary bank: Wells Fargo Bank, N.A. New York, NY SWIFT: PNBPUS3NNYC Recipient bank: Banco General, S.A. Calle Aquilino de la Guardia Torre Banco General Panama City, Panama SWIFT: BAGEPAPA Beneficiary: Tenedora Activa, S.A. Torre Banistmo, Piso 11 Avenida Samuel Lewis Panama City, Panama Account: 03-53-01-078575-2 IGP Trading Corp. Intermediary bank: Wells Fargo Bank, N.A. New York, NY SWIFT: PNBPUS3NNYC Recipient bank: Banco General, S.A. Calle Aquilino de la Guardia Torre Banco General Panama City, Panama SWIFT: BAGEPAPA Beneficiary: IGP Trading Corp. Calle Aquilino de la Guardia Torre Banco General Panama City, Panama Account: 03-01-01-025235-7 Medios de Comunicación, LTD. Bank: JPMorgan Chase Bank ABA/Swift Code: 021000021 / CHASUS33 Bank Address: 270 Park Avenue, New York, NY 10017 Account: 825718627 Beneficiary: Medios de Comunicación, Ltd. Nicolás González Revilla P. Name: Nicolas González Revilla Paredes Account: 3376186325 ABA/Swift Code: 021000021 / CHASUS33 Bank: JPMorgan Chase Bank, N.A. Bank Address: 383 Madison Ave, New York, NY 10017 Bank Phone: (212) 464-1349 Telecarrier International Ltd. Intermediary bank: Wells Fargo Bank, N.A. New York, NY

A-3 SWIFT: PNBPUS3NNYC Recipient bank: Banco General (Overseas), Inc. 103 Church St, P.O. Box 1353 George Town, Grand Cayman Cayman Islands SWIFT: BGOSKYKYXXX Account: 2000292939657 Beneficiary: Telecarrier International Limited International Trust Building, Wickhams Cay Road Town, Tortola, BVI Account: 143-46237-00